UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Tejon Ranch Co.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Tejon Ranch Co.’s Refreshed and Highly Qualified Board is Best Positioned to Create

Long-Term Value and Realize Tejon’s Strategic Goals

Bulldog’s Nominees Lack the Experience Needed to Guide Tejon

Independent Third Parties Recognize Deficiencies in Bulldog’s Nominees and Campaign

Tejon Urges Shareholders to Vote the WHITE Proxy Card “FOR” ALL 10 of the Company’s Director Nominees TODAY

TEJON RANCH, Calif., May 8, 2025 – Tejon Ranch Co. (NYSE:TRC), (“Tejon” or the “Company”), a diversified real estate development and agribusiness company, today mailed a letter to shareholders in connection with its upcoming Annual Meeting of Shareholders (the “Annual Meeting”) to be held on May 13, 2025.

The full text of the letter follows:

Tejon’s Annual Meeting on May 13, 2025, is rapidly approaching.

It is essential that you vote on the Company’s WHITE proxy card TODAY “FOR” ALL 10 of

Tejon’s highly qualified director nominees.

The future of Tejon and your investment depends on it.

Dear Fellow Tejon Ranch Shareholders,

You still have time to protect the value of your investment in Tejon. Our Annual Meeting of Shareholders is only 5 days away – on May 13, 2025.

Bulldog Investors (“Bulldog”), a New Jersey-based hedge fund and serial proxy agitator who only recently became a Tejon shareholder, is running a campaign to install three unqualified individuals to our Board. Bulldog does not seem to care about Tejon and our shareholders enough to engage with us constructively, conduct any meaningful diligence on our company, or articulate a plan to create value.

Conversely, our Board values shareholder engagement and is continuing to enhance our practices in this area. Tejon has committed to:

•	Holding an Investor Day at least once per year, beginning in the fall of 2025 at the New York Stock Exchange.

•	Holding an investor event at the ranch in 2026.

•	Ongoing engagement between our Board and management team aimed at implementing additional potential enhancements to our shareholder communications, including our quarterly earnings efforts.

•	Engaging with shareholders around compensation and other corporate governance practices.

Bulldog’s Nominees Would Inject Instability and Disruption Into Tejon’s Boardroom at a

Critical Moment for the Company

Their lack of experience – not just in real estate, but in running or contributing constructively to an operating business – would conflict with the careful balance of expertise Tejon’s Board brings to bear across capital allocation, land use, and California regulatory strategy. This would negatively impact the disciplined approach that is required to execute long-term master-planned communities.

Do not be misled by Bulldog’s obscure and surface-level commentary. Tejon’s Board believes that Bulldog is running a campaign to derail our progress and is a significant threat to the future of our company. We urge you to support Tejon’s fit-for-purpose Board that is focused on driving shareholder value.

Tejon’s highly qualified, engaged and accomplished Board stands in stark contrast to Bulldog’s exceptionally unqualified and self-interested nominees. Bulldog has put forth three individuals with no meaningful experience in any area that would support Tejon’s continued growth, but most importantly in the management of land-development companies and California real estate.

Bulldog’s Nominees are Shockingly Unqualified and Not Worthy of Your Support

	Goldstein	Dakos	Morris
Real estate operational or MPC experience	No relevant experience	No relevant experience	No relevant experience

California-specific project development / entitlement experience	No relevant experience	No relevant experience	No relevant experience

Independent of Bulldog	Not independent	Not independent	Not independent

Relevant public board experience	No relevant experience	No relevant experience	No relevant experience

Bulldog has shown no interest in understanding Tejon’s value proposition and continues to overlook the symbiotic nature of our master-planned communities. Bulldog’s experience is largely with closed-end funds or short-term plays – very different opportunities than Tejon Ranch. Bulldog’s views are misaligned with Tejon’s crucial objective of maximizing long-term shareholder value by monetizing our land-based assets. Tejon shareholders must not risk granting strategic oversight to Bulldog’s nominees.

Independent Third Parties Understand the Precariousness of Bulldog’s Campaign

Don’t just take our word for it. Independent third parties, including all three major proxy advisory firms, recognize the deficiencies in Bulldog’s campaign, as well as the potential impact on Tejon and its stakeholders. Here’s what they have to say: 1

Egan-Jones Proxy Services (May 5, 2025)

•

“[G]iven that TRC has already made substantial progress towards winning the entitlements needed for developments and already have 16,000 homes that are fully permitted, litigated, and entitled, we do not think it wise to ‘throw away’ those efforts. Once the communities have been developed, we expect they will generate sign[i]ficant returns.”

•

“[W]e do not believe the Bulldog nominees possess the experience to drive TRC forward. Nominees Andrew Dakos and Phillip Goldstein are both Managing Partners at Bulldog Investors and while both have served on numerous boards and have managed ETFs and separately managed accounts, neither has any real estate or development experience. The third Bulldog nominee, Aaron T. Morris, works as a lawyer at Morris Kandinov LLP, and likewise lacks any experience in real estate or development experience. Additionally, these nominees do not possess any knowledge of the real estate regulatory environment in California… Furthermore, they have not presented a compelling or credible plan that would benefit Tejon Ranch and its shareholders.”

Glass Lewis & Co. (May 3, 2025)

•	Vote “FOR” all 10 of the Company’s highly qualified director nominees on the WHITE card.

•	“WITHHOLD” on all Bulldog Investor (“Bulldog”) nominees, noting that these persons lack “appropriate industry experience that would be additive to the current board of directors.”

Institutional Shareholder Services (May 2, 2025)

•	Bulldog “has not presented a compelling case for change. As such, support for all management nominees is warranted on the management card.”

•

“Moreover, the dissident does not even provide a public view on which management nominees it hopes to unseat, and two of the dissident’s three nominees are already overboarded. As such, the dissident has not presented a compelling case for change.”

[1]	Permission to use quotations was neither sought nor obtained.

13D Monitor (April 24, 2025)

•

“[Bulldog does] not exactly make a great argument for board representation. In their letter they state: ‘as outsiders, we cannot know for sure what changes are needed.’ Yes, activists always know more once they can look under the hood, but they have to have better analysis and ideas than that. Bulldog also admits “we have no agenda.” In the world of activism, this is not a good thing.”

•

“Shareholders want to know what the activist agenda is and why they should support it over management’s plan. Having a goal without a plan is like having a destination without a route. You cannot just hope that the wind will take you there.”

•	“In the age of the Universal Proxy Card where an emphasis is put on director qualifications, Bulldog offers a curiously weak slate.”

The Bakersfield Californian (April 12, 2025)

•

“There is more at stake than stock prices in the present investors’ fight over Tejon’s future. The company’s continued stewardship of ranchland and its commitment to the well-being of Californians are at stake.”

•	“Tejon Ranch has played an outsized role in the development and protection of California lands, and Kern and Los Angeles counties’ environments.”

We Urge You to Vote TODAY for ALL 10 of Tejon’s Highly-Qualified Director Nominees on

the Company’s WHITE Proxy Card to Protect your Investment

The Tejon Board is driven by our shared commitment to value creation as well as our deep expertise in areas that meaningfully contribute to Tejon’s business, in clear opposition to the lack of commitment and experience of Bulldog’s nominees.

Bulldog and its nominees, if elected, would derail the significant progress underway at Tejon. Do not allow Bulldog to leverage the outsized influence of cumulative voting.

VOTE TODAY. Your support is critical to Tejon’s future. Together, we can drive sustainable and long-term value for all shareholders.

Sincerely,

The Tejon Ranch Co. Board of Directors

YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY SHARES YOU OWN.

YOU MAY VOTE BY THE INTERNET OR MAIL BY FOLLOWING THE INSTRUCTIONS ON

THE WHITE PROXY CARD. WE URGE YOU TO VOTE TODAY!

If you have any questions or require any assistance with voting your shares, please contact:

D.F. King & Co., Inc.

48 Wall Street

New York, NY 10005

Banks and Brokers: (212) 390-0450

All Others: (866) 796-7184

Email: TRC@dfking.com

Vestra Advisors is serving as financial advisor to Tejon and Gibson, Dunn & Crutcher LLP is serving as the Company’s legal advisor.

About Tejon Ranch Co. (NYSE: TRC)

Tejon Ranch Co. is a diversified real estate development and agribusiness company whose principal asset is its 270,000-acre land holding located approximately 60 miles north of Los Angeles and 30 miles south of Bakersfield. For more information on the Company, please go to www.tejonranch.com.

Forward Looking Statements

This communication contains forward-looking statements about future events and circumstances. Generally speaking, any statement not based upon historical fact is a forward-looking statement. In particular, statements regarding Tejon’s plans, strategies, prospects and expectations regarding its business and industry are forward-looking statements. They reflect Tejon’s expectations, are not guarantees of performance and speak only as of the date hereof. Except as required by law, Tejon does not undertake to update such forward-looking statements. You should not rely unduly on forward-looking statements. Tejon’s business results are subject to a variety of risks, including business conditions and the general economy, future commodity prices and yields, market forces, the ability to obtain various governmental entitlements and permits, interest rates and other risks inherent in real estate and agriculture businesses. For further information on factors that could affect Tejon’s business results, refer to Tejon’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and subsequent filings with the U.S. Securities and Exchange Commission.

Additional Information and Where to Find It

Tejon has filed a definitive proxy statement on Schedule 14A and WHITE proxy card with the SEC in connection with its solicitation of proxies for its 2025 Annual Meeting of Shareholders.

SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) FILED BY TEJON AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC AS THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain copies of these documents and other documents Tejon files with the SEC free of charge at the SEC’s website at www.sec.gov. Copies of the documents filed by Tejon are also available free of charge by accessing Tejon’s website at www.tejonranch.com.

Participants

Tejon, its directors, certain of its executive officers, and other members of management and employees may be deemed to be participants in the solicitation of proxies with respect to a solicitation by Tejon. The identity of individual participants and information about their direct and indirect interests in the solicitation is available in Tejon’s definitive proxy statement filed with the SEC on April 3, 2025 under “Supplemental Information Regarding Participants in the Solicitation” in Appendix A, which is available free of charge at the SEC’s website at www.sec.gov.

Contacts:

Investors

Nicholas Ortiz

Tejon Ranch Co., Senior Vice President, Corporate Communications & Public Affairs

(661) 663-4212

nortiz@tejonranch.com

Media

Eric Brielmann / Jed Repko

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449